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Exhibit 4.5

4º AMENDMENT TO AGREEMENT AMONG TNL

PCS S/A, TELEMAR NORTE LESTE S/A, TELEMAR

INTERNET LTDA AND TNL CONTAX S/A.

THE PARTIES

TELEMAR NORTE LESTE S/A, a corporation with registered offices at Rua General Polidoro, nº99, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Financial Ministry under CNPJ number 33.000.118/0001 -59, represented as per its by-laws, hereinafter referred to as “TELEMAR”;

TNL PCS S/A, a corporation with registered offices at Rua Jangandeiros, nº 48 – Ipanema, Zip Code: 22420-020, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number 04.164.616/0001 -59, represented as per its by-laws, hereinafter referred to as “OI”, and

TELEMAR NORTE LESTE S/A, a corporation with registered offices at Rua General Polidoro, nº99, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Financial Ministry under CNPJ number 33.000.118/0001 -59, represented as per its by-laws, hereinafter referred to as TELEMAR, and

TELEMAR INTERNET LTDA, a corporation with registered offices at Avenida Afonso Penna, nº 4001, in the city of Belo Horizonte, State of Minas Gerais, enrolled with the Financial Ministry under CNPJ number 03.986.348/0001 -98, represented as per its by-laws, hereinafter referred to as OI INTERNET.

all companies collectively referred to as “CONTRACTORS”;

and:

TNL CONTAX S/A, a corporation with registered offices at Rua da Passeio, nº 48 ao 56, Zip Code: 20021-290, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number 02.757.614/0001 -48, represented as per its by-laws, hereinafter referred to as “CONTRACTED PARTY”, all hereinafter collectively referred to as “PARTIES” and separately as “PARTY”.

WHEREAS the PARTIES entered into a Service Agreement dated November 30, 2004, hereinafter referred to as AGREEMENT, and now wish to modify certain sections and conditions, in the light of changes in, and additions to, services during the term of the Agreement.

WHEREAS the CONTRACTED PARTY is fully aware that the communications service provided by the CONTRACTOR under ANATEL’s concession is a public service of collective interest and that the subject matter of this Agreement is indispensible for the continuing provision of public services by the CONTRACTOR.

The PARTIES decide to enter into the present amendment to the AGREEMENT, which shall be governed by the following additional sections and conditions:

SECTION ONE – CHANGES TO THE AGREEMENT

1.1 The subject matter of this amendment includes the following:

a) Alterations in the unitary values that where adjusted in May of 2007, as provided on clause 8.6 of the contract, whereas the PARTIES agree on applying the readjustment of 3.0% (three percent).

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b) The PARTIES agree to use as a base-date January 2008 as opposed to November 2007, for the withdrawal of the discount, as provided on the AGREEMENT, due to the usage of partially depreciated call center assets, acquired by the CONTRACTED PARTY.

c) The partial replacement of Annex 1 – Description and General Conditions of Services Rendered, and consequently, the updating of services set forth therein, and the effects of this instrument are retroactive to the date of commencement of the provision of each service and corresponding invoices. The present substitution comprises in updating the following services: 2. Operational Services – SOPE; 18. Back-Office Services – Geo-Information; 22. Maintenance and Administration of Terminals (MAT); 23. Registration of Facilities and Designations (FAC); 25. Returned Accounts; 28. Back-Office Legal Department Services; 29. National Center of Networks – CNR, and the inclusion of; 30. Back-Office Procon (Programa de Orientação e Proteção ao Consumidor) Services.

SECTION TWO – FINAL PROVISIONS

2.1 The sections, items and sub-items included in the Original Agreement which are not changed by this Amendment remain unaltered and in full force and are ratified for all legal purposes.

In witness whereof, the parties signed this instrument in two (2) counterparts of equal contents and form, in the presence of the witnesses below.

Rio de Janeiro, April 28, 2008

By CONTRACTORS

Jose Luis Magalhães Salazar	Eduardo Michalski
Chief Financial Officer	Chief Supply Officer

By CONTRACTED PARTY

Rosangela Maria de Oliveira Lutti	Michel Neves Sarkis
Human Resources Officer	Chief Financial Officer

WITNESSES

Carla Cristina Carvalho Gomes	Sílvio César de Oliveira
CPF/MF: 018.604.467-44	CPF/MF: 004.886.447-12